NeoStem, Inc.
Robin Smith, CEO
Phone: +1 (212) 584-4174
E-mail: rsmith@neostem.com
http://www.neostem.com

NeoStem and Progenitor Cell Therapy Announce Entry Into  Merger Agreement
Companies to form an Integrated Global Cell Therapy Company

New York, New York and Allendale, New Jersey, September 23, 2010 – NeoStem, Inc. (NYSE Amex: NBS) an international biopharmaceutical company with operations in the U.S. and China and Progenitor Cell Therapy, LLC a privately held cell therapy company that serves the cell therapy industry from licensed, state-of-the art cell therapy manufacturing facilities in New Jersey and California today jointly announced the signing of a definitive merger agreement whereby NeoStem will acquire Progenitor Cell Therapy. The definitive merger agreement provides for the issuance of an aggregate of 11,200,000 shares of NeoStem common stock and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 additional shares of NeoStem common stock in exchange for all of Progenitor Cell Therapy membership interests.

Holders of greater than 50% of NeoStem’s common stock and greater than 50% of PCT’s membership interests have agreed to vote in favor of the merger. The closing of the merger is subject to various conditions, including the approval by NeoStem’s stockholders of the issuance of NeoStem’s securities in the merger.

PCT’s revenue generating business would be accretive to NeoStem’s growing adult stem cell operations and PCT’s management would add to NeoStem the over 100 years collective experience of the PCT management team in the business and science of cell therapy and its development. Since its inception in 1999, PCT has served over 100 clients from around the world and is experienced with more than 20 different cell based therapeutics. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities and processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood units, 10,000 blood and marrow derived stem cells and 1,000 dendritic cells) and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients.

Dr. Robin Smith, CEO of NeoStem said “We are excited to have reached this agreement with PCT and believe this combination is beneficial to the stakeholders of both companies. The acquisition is a significant step in NeoStem’s efforts to develop a “one-stop-shop” global network of cell therapy core competencies by adding cell therapy manufacturing and storage facilities as well as integrated regulatory compliant distribution capacity for the evolving cell therapy industry. PCT’s global reach and reputation will accelerate the combined companies’ reach into this exciting market”.

Dr. Andrew Pecora, PCT’s CEO, who will be invited to join the NeoStem Board of Directors upon the closing of the merger, said “We are pleased after over a decade of hard work by our PCT team to bring liquidity to our loyal investors by combining with NeoStem into a platform for growth of a wide range of adult stem cell capabilities. Having played an instrumental role in manufacturing Provenge, Dendreon Corporation’s autologous cellular immunotherapy through its clinical trials to FDA approval, we are especially excited about bringing to NeoStem our competencies in the cell therapy development market to contribute to moving forward NeoStem’s VSEL ™ Technology and other future cell therapy products. Furthermore, with NeoStem’s autologous adult stem cell collection capabilities and PCT’s umbilical cord blood collection and long term storage services, the combined company will be the first of its kind providing families with current Good Manufacturing Practices (cGMP) autologous stem cell collection and storage services”.

LifeTech Capital, an investment banking firm focused on the life science industry, advised NeoStem by providing valuation analyses of the transaction.  LifeTech Capital is a division of Aurora Capital.

The Company along with PCT will be appearing at the NASDAQ MarketSite in New York City and will be able to answer questions about the transaction.

When:  September 23, 2010, 1:00 p.m. EDT
Where:  NASDAQ MarketSite, 4 Times Square, New York City (43rd and Broadway)
RSVP required:  917.680.6011; Bradley.smith@muncmedia.com

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that are focused on enabling people to donate and store their own (autologous) stem cells for their personal use in times of future medical need. The Company also has licensed various stem cell technologies, including a worldwide exclusive license to VSELTM technology which uses very small embryonic-like stem cells, shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem’s majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: www.neostem.com.

About PCT

PCT serves the developing cell therapy industry that includes biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators from licensed, state-of-the-art cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California. PCT supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy. PCT’s core strategy is to provide a global network of cell therapy manufacturing and storage facilities and an integrated and regulatory compliant distribution capacity for the evolving cell therapy industry to meet international commercial demands. For more information, please visit: www.progenitorcelltherapy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the proposed merger with Progenitor Cell Therapy, LLC, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission since the filing of such 10-K. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

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